UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2017

Engility Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35487	61-1748527
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4803 Stonecroft Blvd. Chantilly, Virginia		20151
(Address of Principal Executive Offices)		(Zip Code)

(703) 633-8300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments.

On January 6, 2017, Engility Holdings, Inc., a Delaware corporation (the “Company”), and Research Triangle Institute, a North Carolina corporation (“RTI”), completed the sale of the Company’s international development services business, International Resources Group Ltd., a Delaware corporation and indirect wholly-owned subsidiary of the Company (“IRG”), to RTI for a purchase price of $24 million in cash. The sale was the result of the Company’s strategic review of its business and determination that the USAID portion of the Company’s international business no longer closely aligned with the Company’s future strategic direction, which is to focus on highly technical services, including high-performance computing, solutions provisioning and enterprise modernization. The Company received the proceeds from this sale, less an indemnity escrow of $2.4 million, in the first quarter of 2017, which it intends to use to pay down existing debt during 2017.

In connection with the sale of IRG, and based on the final selling price of the business being less than carrying value of the assets as of December 31, 2016, the Company currently anticipates it will record a non-cash impairment charge for the three months ended December 31, 2016 estimated to be in the range of $20 million to $30 million (pre-tax). The Company expects to report the final impact of this non-cash goodwill impairment charge when it releases its fourth quarter 2016 financial results on March 9, 2017.

In 2017, the Company had expected its USAID international business to generate approximately $70 million in revenue. However, the Company did not anticipate this business to generate a material amount of cash flow and profitability in 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Engility Holdings, Inc.

Date: January 9, 2017	By:	/s/ Jon Brooks
	Name:	Jon Brooks
	Title:	Vice President, Deputy General Counsel and Corporate Compliance Officer